Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2021 First Quarter Results
Richmond, VA, April 29, 2021 - Kinsale Capital Group, Inc. (Nasdaq: KNSL) reported net income of $32.1 million, $1.39 per diluted share, for the first quarter of 2021 compared to $5.1 million, $0.22 per diluted share, for the first quarter of 2020. Net operating earnings(1) were $25.5 million, $1.11 per diluted share, for the first quarter of 2021 compared to $17.2 million, $0.76 per diluted share, for the first quarter of 2020.
Highlights for the first quarter of 2021 included:
•Net income increased by 530.7% compared to the first quarter of 2020, which was due to growth in the business from favorable market conditions and continued rate increases, higher returns on equity investments as a result of a rebound in the financial markets and higher net favorable development of loss reserves from prior accident years
•Net operating earnings(1) of $25.5 million increased by 48.1% compared to the first quarter of 2020
•36.2% growth in gross written premiums to $168.9 million compared to the first quarter of 2020
•16.5% increase in net investment income to $6.9 million compared to the first quarter of 2020
•Underwriting income(2) of $24.6 million in the first quarter of 2021, resulting in a combined ratio of 80.0%
•17.6% annualized operating return on equity(3) for the three months ended March 31, 2021

“Results for 2021 are off to a good start, reflecting the strength of our dynamic business model and favorable tail winds in the excess and surplus lines market. Our business continues to run on all cylinders with an increase in premiums of over 36% during the quarter and a combined ratio of 80%. Further, we efficiently deployed capital from our recent equity offering to take advantage of these attractive growth opportunities in the E&S market and achieved an annualized operating return on equity of 17.6% for the first quarter of 2021. We remain as committed as ever to exercise underwriting discipline and cost containment by leveraging the effective use of technology and our industry expertise,” said President and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $168.9 million for the first quarter of 2021 compared to $124.0 million for the first quarter of 2020, an increase of 36.2%. Growth in gross written premiums during the first quarter of 2021 over the same period last year was driven by higher submission activity from brokers and increased rates.
Underwriting income(2) was $24.6 million, resulting in a combined ratio of 80.0%, for the first quarter of 2021, compared to $14.4 million and a combined ratio of 83.9% for the same period last year. The increase in underwriting income(2) quarter over quarter, was largely due to premium growth from a positive underwriting environment, continued rate increases and higher net favorable development of loss reserves from prior accident years. Loss and expense ratios were 57.1% and 22.9%, respectively, for the first quarter of 2021 compared to 59.9% and 24.0% for the first quarter of 2020. Results for the first quarters of 2021 and 2020 included net favorable development of loss reserves from prior accident years of $7.1 million, or 5.7 points, and $3.0 million, or 3.3 points, respectively.

Summary of Operating Results
The Company’s operating results for the three months ended March 31, 2021 and 2020 are summarized as follows:

	Three Months Ended March 31,
	2021	2020
	($ in thousands)
Gross written premiums	$168,876	$124,036
Ceded written premiums	(24,578)	(15,983)
Net written premiums	$144,298	$108,053

Net earned premiums	$123,041	$89,761
Losses and loss adjustment expenses	70,260	53,733
Underwriting, acquisition and insurance expenses	28,136	21,583
Underwriting income(2)	$24,645	$14,445

Loss ratio	57.1%	59.9%
Expense ratio	22.9%	24.0%
Combined ratio	80.0%	83.9%

Annualized return on equity(4)	22.1%	5.0%
Annualized operating return on equity(3)	17.6%	17.1%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See discussion of "Non-GAAP Financial Measures" below.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following tables summarize losses incurred for the current accident year and the development of prior accident years for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$77,257	62.8%	$56,671	63.1%
Current accident year - catastrophe losses	76	—%	71	0.1%
Effect of prior accident year development	(7,073)	(5.7)%	(3,009)	(3.3)%
Total	$70,260	57.1%	$53,733	59.9%

Investment Results

The Company’s net investment income was $6.9 million in the first quarter of 2021 compared to $6.0 million in the first quarter of 2020, an increase of 16.5%. This increase was primarily due to growth in our investment portfolio balance generated from the investment of positive operating cash flow since March 31, 2020 and from proceeds from our equity offering in the third quarter of 2020. The Company’s investment portfolio, excluding cash and cash equivalents, had an annualized gross investment return(5) of 2.6% for the first quarter of 2021 compared to 2.9% for the first quarter of 2020. Funds are generally invested conservatively in high quality securities, including government agency, asset- and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "AA-." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.3 years at March 31, 2021 and December 31, 2020. Cash and invested assets totaled $1.4 billion at March 31, 2021 compared to $1.3 billion at December 31, 2020.
(5)    Gross investment return is investment income from fixed-maturity and equity securities, before any deductions for fees and expenses, expressed as a percentage of the average beginning and ending book value of those investments during the period.

Other
Total comprehensive income, which includes the change in after-tax unrealized gains and losses from the Company’s available-for-sale investments, was $12.5 million for the first quarter of 2021 compared to a loss of $4.1 million for the first quarter of 2020. The increase in total comprehensive income was due to higher net income offset in part by a decrease in the fair values of the Company's fixed-maturity investments, resulting from a higher interest rate environment.
The effective tax rates for the three months ended March 31, 2021 and 2020 were 18.7% and (1.1)%, respectively. In both the first quarters of 2021 and 2020, the effective tax rate was lower than the federal statutory rate of 21% primarily due to the tax benefits from stock-based compensation and tax-exempt investment income.
Stockholders' equity was $587.6 million at March 31, 2021, compared to $576.2 million at December 31, 2020. Annualized operating return on equity(3) was 17.6% for the first quarter of 2021, an increase from 17.1% for the first quarter of 2020, which was attributable primarily to growth in the business and higher net favorable development of loss reserves from prior accident years.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the net change in the fair value of equity securities, after taxes, and net realized gains and losses on investments, after taxes. Management believes the exclusion of these items provides a more useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months ended March 31, 2021 and 2020, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended March 31,
	2021	2020
	($ in thousands, except per share data)
Net operating earnings:
Net income	$32,079	$5,086
Change in the fair value of equity securities, after taxes	(5,602)	12,767
Net realized gains on investments, after taxes	(946)	(613)
Net operating earnings	$25,531	$17,240

Diluted operating earnings per share:
Diluted earnings per share	$1.39	$0.22
Change in the fair value of equity securities, after taxes, per share	(0.24)	0.56
Net realized gains on investments, after taxes, per share	(0.04)	(0.03)
Diluted operating earnings per share(1)	$1.11	$0.76

Operating return on equity:
Average stockholders' equity(2)	$581,902	$403,607
Annualized return on equity(3)	22.1%	5.0%
Annualized operating return on equity(4)	17.6%	17.1%
(1)     Diluted operating earnings per share may not add due to rounding.
(2)    Computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(3)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(4)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the net change in the fair value of equity securities, net realized gains and losses on investments, other income, other expenses and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

For the three months ended March 31, 2021 and 2020, net income reconciles to underwriting income as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net income	$32,079	$5,086
Income tax expense (benefit)	7,360	(56)
Income before income taxes	39,439	5,030
Other expenses	448	—
Net investment income	(6,942)	(5,960)
Change in the fair value of equity securities	(7,091)	16,161
Net realized investment gains	(1,198)	(776)
Other income	(11)	(10)
Underwriting income	$24,645	$14,445

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, April 30, 2021, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (844) 239-5282, conference ID# 9082678, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on June 29, 2021.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "believe," "expect," "seek," "may," "will," "intend," "project," "plan," "estimate" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income (Loss)

	Three Months Ended March 31,
	2021	2020
Revenues	(in thousands, except per share data)
Gross written premiums	$168,876	$124,036
Ceded written premiums	(24,578)	(15,983)
Net written premiums	144,298	108,053
Change in unearned premiums	(21,257)	(18,292)
Net earned premiums	123,041	89,761

Net investment income	6,942	5,960
Change in the fair value of equity securities	7,091	(16,161)
Net realized investment gains	1,198	776
Other income	11	10
Total revenues	138,283	80,346

Expenses
Losses and loss adjustment expenses	70,260	53,733
Underwriting, acquisition and insurance expenses	28,136	21,583
Other expenses	448	—
Total expenses	98,844	75,316
Income before income taxes	39,439	5,030
Total income tax expense (benefit)	7,360	(56)
Net income	32,079	5,086

Other comprehensive income (loss)
Change in net unrealized gains on available-for-sale investments, net of taxes	(19,622)	(9,223)
Total comprehensive income (loss)	$12,457	$(4,137)

Earnings per share:
Basic	$1.42	$0.23
Diluted	$1.39	$0.22

Weighted-average shares outstanding:
Basic	22,665	22,109
Diluted	23,069	22,678

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$1,099,763	$1,081,800
Equity securities at fair value	140,036	129,662
Total investments	1,239,799	1,211,462

Cash and cash equivalents	132,535	77,093
Investment income due and accrued	6,639	6,637
Premiums receivable, net	55,212	48,641
Reinsurance recoverables	96,191	93,215
Ceded unearned premiums	26,854	24,265
Deferred policy acquisition costs, net of ceding commissions	34,741	31,912
Intangible assets	3,538	3,538
Deferred income tax asset, net	608	—
Other assets	49,221	50,133
Total assets	$1,645,338	$1,546,896

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$688,773	$636,013
Unearned premiums	284,832	260,986
Payable to reinsurers	15,010	12,672
Accounts payable and accrued expenses	6,502	13,651
Credit facility	42,601	42,570
Deferred income tax liability, net	—	4,648
Other liabilities	20,054	118
Total liabilities	1,057,772	970,658

Stockholders' equity	587,566	576,238
Total liabilities and stockholders' equity	$1,645,338	$1,546,896